EXHIBIT 10.1
EMPLOYMENT AGREEMENT
     EMPLOYMENT AGREEMENT (the “Agreement”) made as of the 29th day of April, 2008 by and between Biolase Technology, Inc. (the “Company”) and David M. Mulder (“Executive”).
     WHEREAS, the Company and Executive wish to enter into a formal employment contract which will govern the terms and conditions applicable to Executive’s employment with the Company and will provide certain severance benefits for Executive in exchange for the Executive’s agreement to abide by the terms and conditions set forth in this Agreement.
     NOW, THEREFORE, the parties agree as follows:
PART ONE — TERMS AND CONDITIONS OF EMPLOYMENT
     1. Duties and Responsibilities.
          A. Executive shall serve as the Chief Financial Officer of the Company and shall report directly to the Company’s Chief Executive Officer and the Company’s Board of Directors (the “Board”). Executive shall perform the responsibilities of a chief financial officer of a public company, including such duties and functions as may be reasonably assigned to Executive from time to time by the Company’s Chief Executive Officer or the Board. Executive shall comply with all proper and reasonable directives and instructions of the Board, any committee of the Board and the Company’s Chief Executive Officer.
          B. Subject to the exceptions set forth in Paragraph 6, Executive agrees to devote his full business time and attention to the Company, to use his best efforts to advance the business and welfare of the Company, to render his services under this Agreement fully, faithfully, diligently, competently and to the best of his ability, and not to engage in any other employment activities while employed by the Company.
     2. Period of Employment. Executive’s employment with the Company shall be governed by the provisions of this Agreement commencing April 30, 2008 (the “Effective Date”) and for the duration of Executive’s employment with the Company. Executive’s employment shall be “at will” and may be terminated by either the Company or Executive in accordance with the provisions of Section 7. The period during which Executive’s employment continues in effect shall be referenced as the “Employment Period.”
     3. Base Salary.
          A. Executive shall be paid a base salary at the annual rate of not less than TWO HUNDRED THIRTY-FIVE THOUSAND dollars ($235,000) per annum (hereinafter “Base Salary”) during the Employment Period. The Base Salary may be increased from time to time in the sole and absolute discretion of the Board. The Base Salary may be decreased only in the event of a decrease of base compensation of all officers of the Company, and then by no greater percentage as the percentage decrease to the base compensation of all such officers. In the event of any increase or decrease as permitted by this Section 3.A., the Base Salary for all purposes shall be the increased or decreased amount in effect from time to time. Executive’s Base Salary shall be paid at periodic intervals in accordance with the Company’s payroll practices for salaried employees.
          B. The Company shall deduct and withhold from the compensation and benefits payable to Executive, including but not limited to Executive’s Base Salary, any and all applicable Federal, State and local income and employment withholding taxes and any other amounts required to be deducted or withheld by the Company under applicable statutes, regulations, ordinances or orders governing or requiring the withholding or deduction of amounts otherwise payable as compensation or wages to employees. The Company shall also deduct such amounts as may be authorized by Executive from time to time.
     4. Bonus; Stock Option Grant.
          A. For each full calendar year during the Employment Period, Executive may earn an annual Performance Bonus of up to ONE HUNDRED THOUSAND dollars ($100,000) (the “Performance Bonus Target”) based on achievement of Performance Bonus criteria. Said Performance Bonus criteria shall be determined in good faith by the Board of Directors. For any partial year at the beginning of the Employment Period, the Performance Bonus Target shall be prorated based on the number of days in the calendar year during which Executive is employed by the Company divided by three hundred sixty-five (365). The bonus shall be paid no later than March 15 of the year following the year for which it is awarded. Executive must be employed by the Company as of December 31 of the year for which the bonus is awarded in order to earn the bonus.
          B. The Company shall grant to Executive, effective as of the Effective Date, a nonqualified stock option to purchase TWO HUNDRED THOUSAND (200,000) shares of the Company’s common stock at a per share exercise price equal to the fair market value (determined based on the closing selling price per share on the grant date, as such price is reported by the National Association of Securities Dealers on the Nasdaq Stock Market and published in The Wall Street Journal) of the Company’s common stock on the grant date. Except as otherwise provided in Section 8.C., such stock option shall become exercisable for one-third (1/3) of the shares upon Executive’s completion of one year of service measured from the grant date and shall become exercisable for the balance of the shares in a series of eight successive three-month equal installments upon Executive’s completion of each additional three months of service over the twenty-four (24) month period measured from the first anniversary of the grant date. Such stock option shall have a term of ten (10) years, shall be granted under the Company’s equity plan and shall be subject to the terms and conditions of the Company’s equity plan and the notice of grant of stock option and the stock option agreement for such stock option.
     5. Fringe Benefits.
          A. Executive shall, throughout the Employment Period, be eligible to participate in any and all group term life insurance plans, group health plans, accidental death and dismemberment plans and short-term disability programs and other executive perquisites which are made available to the Company’s executives and for which Executive qualifies under the terms of such plans, policies or programs.

          B. Executive shall earn and accrue vacation time during the Employment Period at a rate of four (4) weeks of vacation per year. Executive shall not be permitted to accrue more than six (6) weeks vacation. Once this maximum has been reached, all further accruals will cease. Vacation accruals will recommence after Executive has taken vacation and his accrued hours have dropped below the accrual maximum. Executive will not earn vacation during any unpaid leaves. If a recognized holiday falls during Executive’s vacation period, it will not be considered as a vacation day.
          C. The Company shall reimburse Executive for any necessary and reasonable, out-of-pocket Relocation Expenses (as defined below) that are actually incurred by Executive. For purposes of this Section 5.C, “Relocation Expenses” shall mean (i) travel, lodging and meal expenses for Executive and his spouse and children for house hunting trips or relocation to Executive’s new principal residence, (ii) expenses for moving the household goods, personal effects and automobiles of Executive and his spouse and children from Executive’s current principal residence to his new principal residence, and (iii) brokerage commission expenses incurred by Executive in connection with the sale of Executive’s current principal residence, provided the expenses described in clause (i), (ii) or (iii) are directly related to the relocation of Executive’s principal residence in connection with Executive’s commencement of employment with the Company. The total amount of Relocation Expenses reimbursed by the Company shall not exceed FIFTY THOUSAND dollars ($50,000), and such Relocation Expenses shall be reimbursed only if incurred by Executive not later than October 30, 2008. To the extent any such expense reimbursement is includible in Executive’s gross income for federal income tax purposes, the Company shall pay Executive an additional cash payment equal to 67% of the amount of such taxable expense reimbursement. The Company shall pay such reimbursements and other payments upon presentation of an itemized account and appropriate supporting documentation in accordance with the Company’s expense reimbursement procedures. Executive shall return to the Company any excess reimbursement or other payment within a reasonable period of time.
          D. During the Employment Period, Executive shall be authorized to incur necessary and reasonable travel, entertainment and other business expenses in connection with his duties hereunder. The Company shall reimburse Executive for such expenses upon presentation of an itemized account and appropriate supporting documentation.
          E. Executive and the Company shall enter into an Indemnification Agreement in the form attached hereto as Exhibit D, which Indemnification Agreement shall be effective as of the Effective Date.
     6. Restrictive Covenants.
          A. Exclusive Service. During the Employment Period, Executive shall devote Executive’s full business time and energy solely and exclusively to the performance of Executive’s duties, except during periods of illness or vacation periods. During the Employment Period, Executive shall not directly or indirectly provide services to or through any person or entity, except the Company, unless otherwise authorized by the Board in writing. However, Executive may continue to serve during the Employment Period as a non-employee member of the board of directors of the companies for which he so serves on the effective date of this Agreement (which are listed on Exhibit A hereto) and may join the board of directors of other companies in the future with the Board’s prior written consent. Executive shall have the right to perform such incidental services as are necessary in connection with (i) Executive’s private investments, but only if Executive is not obligated or required to (and shall not in fact) devote any significant managerial efforts, and (ii) Executive’s charitable or community activities, or participation in trade or professional organizations, but only if such incidental services do not materially interfere with the performance of Executive’s services, or violate Section 6.B.
          B. No Competitive Activities. During the Employment Period, Executive shall not directly or indirectly own, manage, operate, join, control or participate in the ownership, management, operation or control of, provide services to, or be employed by or connected in any manner with, any enterprise which is engaged in the Business; provided, however, that such restriction shall not apply to any passive investment representing an interest of less than two percent (2%) of an outstanding class of publicly-traded securities of any corporation or other enterprise which is not, at the time of such investment, engaged in the Business. For purposes of this Section 6, the “Business” shall refer to the design and manufacture of dental lasers, ophthalmologic lasers for Presbyopia, and such other businesses as the Company may expand into while Executive is employed by the Company, its parents, subsidiaries or affiliates.
          C. Confidential Information. As a condition of Executive’s receipt of the benefits provided for in this Agreement, Executive will execute the Company’s Confidential Information and Assignment of Inventions Agreement, a true and correct copy of which is attached to this Agreement as Exhibit B. Executive’s obligations under this Paragraph 6.C. and Exhibit B shall continue in effect after the termination of his employment with the Company, whatever the reason or reasons for such termination, and Executive acknowledges and agrees that the Company shall have the right to communicate with any future or prospective employer of Executive concerning Executive’s continuing obligations under this Paragraph 6.C. and Exhibit B.
          D. Non Solicitation of Employees. Executive agrees that during his Employment Period and for a period of twenty-four (24) months after termination of his employment with the Company, he shall not, directly or indirectly, through any other individual or entity, solicit any employee of the Company, to cease his or her employment with the Company, and Executive will not approach any such employee for any such purpose or knowingly authorize the taking of any such action by any other individual or entity.
          E. Non Solicitation of Customers. Executive agrees that during his employment by the Company, and any of its parents, subsidiaries or affiliates and for a period of twenty-four (24) months after termination of his employment with the Company, Executive shall not, without the prior written approval of the Company, directly or, with knowledge, indirectly, through or on behalf or any other individual or entity, solicit, entice or induce any business from any of the Company’s customers (including actively sought prospective customers) or suppliers/vendors, the identity of whom, or information concerning, rises to the level of a “trade secret” within the meaning of the Uniform Trade Secrets Act (“UTSA”).

          F. Injunctive Relief. Executive acknowledges that monetary damages may not be sufficient to compensate the Company for any economic loss which may be incurred by reason of his breach of the foregoing restrictive covenants. Accordingly, in the event of any such breach, the Company shall, in addition to the termination of this Agreement and any remedies available to the Company under other provisions of this Agreement and/or at law, be entitled to obtain equitable relief in the form of an injunction precluding Executive from continuing such breach.
     7. Termination of Employment.
          A. Executive’s employment may be terminated by either the Company or Executive at any time, for any reason, with or without Cause, upon written notice specifying the Effective Date of Termination, and without additional compensation, except as otherwise provided in Section 8. Except as provided in Sections 7.B. and C., the Effective Date of Termination specified in the written notice may be immediate.
          B. For purposes of this Agreement, termination for “Cause” shall mean the involuntary termination of the Executive’s employment by the Company for any of the following reasons:
          (i) Executive’s conviction by, or entry of a plea of guilty in, a court of competent jurisdiction for any felony;
          (ii) A substantial and continual refusal by Executive to perform his duties and functions hereunder in accordance with the instructions of the Board as embodied in written resolutions of the Board and communicated in writing to Executive (provided that such instructions do not require Executive to take any actions that Executive reasonably believe to be are unlawful after a reasonable inquiry);
          (iii) the willful and material breach of this Agreement by Executive which, if curable, Executive fails to cure within thirty (30) business days following written notice from the Company;
          (iv) Executive’s conviction by, or entry of a plea of guilty a nolo contendere, in a court of competent jurisdiction, for any act of fraud, misappropriation or embezzlement in connection with his employment by the Company;
          (v) Executive is unable to perform the essential functions of his job for ninety or more consecutive days in any 12 month period; provided that such inability to perform is not due to the Executive’s status as disabled under any short or long term disability provisions of the Company’s Employee Benefit Plans; or
          (vi) Executive’s death.
     An involuntary termination of Executive’s employment by the Company in any other circumstances or for any other reason will be a termination “Without Cause.”

          C. For purposes of this Agreement, Executive’s resignation for “Good Reason” shall mean the resignation of employment by Executive following the occurrence of:
               (i) a material diminution in Executive’s Base Salary;
               (ii) a material diminution in Executive’s authority, duties or responsibilities (other than a temporary suspension of authority, duties or responsibilities due to Executive’s illness or disability, or an investigation of misconduct), or the assignment to Executive of any duties materially inconsistent with the Executive’s position, authority, duties or responsibilities without the consent of Executive;
               (iii) a material change in the geographic location of Executive’s regular office location (for purposes of this Section 7.C(iii), a relocation of Executive’s regular office by more than fifty (50) miles shall be deemed to be a material change in the geographic location); or
               (iv) The Company’s material breach of this Agreement.
In order for Executive to resign for Good Reason, Executive must provide advance written notice of such resignation to the Company within sixty (60) days following the initial existence of the action or event giving rise to Good Reason. The notice must specifying an Effective Date of Termination that is not less than thirty (30) days, nor more than forty-five (45) days, after the date of the written notice, and Executive agrees that should the Company remedy the basis for such resignation prior to the Effective Date of Termination specified in the written notice, then Executive may not resign for Good Reason. The Company may relieve Executive of some or all of his duties, responsibilities and authority during any notice period, and such relief shall not serve as a basis for Executive to claim “Good Reason” under Section 7.C.(ii), provided, that the Company reinstates such duties, responsibilities and authority not later the last of such notice period.
          D. The “Effective Date of Termination” shall be: (i) in the case of termination due to death, the date of Executive’s death, or (ii) in the case of any other termination, the date of Executive’s separation from service, within the meaning of Section 409A(a)(2)(A)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury regulations thereunder, from the Company and its subsidiaries or affiliates (the “Separation from Service”) specified in the written notice required by this Section.
          E. On the Effective Date of Termination of Executive’s employment for any reason during the Employment Period, Executive shall be paid all Base Salary earned through the end of the Employment Period, any unpaid business expenses, and any unused vacation earned through the Effective Date of Termination. Unless Executive is entitled to severance benefits under Section 8, he shall not be entitled to any compensation or benefits following the Effective Date of Termination, except as required by law or as provided under a retirement or welfare benefit plan of the Company.
          F. Executive shall resign from Executive’s position as the Chief Financial Officer of the Company, and shall resign from all other positions with the Company or any of its subsidiaries, effective as of the Effective Date of Termination.

PART TWO — SEVERANCE BENEFITS
     8. Benefit Entitlement.
          A. Executive shall be entitled to receive the severance benefits specified in Section 8.B. or Section 8.C., as the case may be, in the event that: (i) the Company terminates Executive’s employment Without Cause, or (ii) Executive resigns for Good Reason (providing the notice and allowing the Company to cure as provided in Section 7.C.). Such severance benefits shall be conditioned upon Executive properly executing on or after the Effective Date of Termination, and not revoking or attempting to revoke within the permitted timeframe, a general release of claims against the Company, its Board, its affiliates, and their employees and agents substantially in the form of Exhibit C or, in the event of a change in the law that would limit the effect of the release attached as Exhibit C, a general release that would have the same scope and effect as the release attached as Exhibit C (such release, the “Release”) and the Release becoming irrevocable within fifty-two (52) days following the Effective Date of Termination. Executive shall not be entitled to receive the severance benefits specified in Section 8 in the event Executive fails to timely execute the Release or Executive timely revokes the Release.
     All severance payments made to Executive pursuant to Section 8 shall be subject to all applicable withholding requirements. In no event shall Executive be entitled to severance benefits under both Sections 8.B and 8.C and under no circumstances shall any severance payments or benefits be payable if Executive’s employment is terminated for Cause or Executive resigns for other than Good Reason (as such terms are defined in Sections 7.B. and C., respectively). The severance benefits shall be paid to Executive not later than the last day of Executive’s second taxable year following Executive’s taxable year in which the Effective Date of Termination occurs.
          B. Subject to Section 8.C., in the event Executive’s employment terminates, and the Release becomes irrevocable, under the conditions described in Section 8.A, Executive shall be entitled to severance benefits of:
               (i) One year of Executive’s annual Base Salary in effect under Section 3.A as of the Effective Date of Termination, payable in twenty-four (24) equal semi-monthly installments, during the twelve (12) months commencing on the first day of the calendar month next following sixty (60) days after the Effective Date of Termination, coinciding with the Company’s regular payroll cycle; and
               (ii) Company paid COBRA premiums for Executive (and his eligible dependents) under the Company’s medical and dental benefit plans, as in effect from time to time, for the twelve (12) month period following the Effective Date of Termination. The benefits under such plans shall be provided through insurance maintained by the Company.

          C. In the event Executive’s employment terminates, and the Release becomes irrevocable, under the conditions described in Section 8.A, and the Effective Date of Termination is during the twelve (12) months following a Change of Control, Executive shall be entitled to the following severance benefits (which shall be in lieu of the severance benefit under Section 8.B.):
               (i) Executive’s nonqualified stock option granted pursuant to Section 4.B. shall become fully vested and exercisable on the first business day that is at least sixty (60) days after the Effective Date of Termination;
               (ii) One year of Executive’s annual Base Salary in effect under Section 3.A as of the Effective Date of Termination, payable in a lump sum in cash. The Company shall pay such lump sum payment on the first business day that is at least sixty (60) days after the Effective Date of Termination; and
               (iii) Company paid COBRA premiums for Executive (and his eligible dependents) under the Company’s medical and dental benefit plans, as in effect from time to time, for the twelve (12) month period following the Effective Date of Termination. The benefits under such plans shall be provided through insurance maintained by the Company.
For purposes of the this Agreement, a “Change of Control” shall mean the occurrence of any of the following events following the Effective Date: (i) an acquisition of any voting securities of the Company by any “person” (as the term “person” is used for purposes of Section 13(d) or Section 14(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) immediately after which such person has “beneficial ownership” (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of 50% or more of the combined voting power of the Company’s then outstanding voting securities; or (ii) the consummation of: (x) a merger, consolidation, share exchange or reorganization involving the Company, unless the stockholders of the Company, immediately before such merger, consolidation, share exchange or reorganization, own, directly or indirectly immediately following such merger, consolidation, share exchange or reorganization, at least 50% of the combined voting power of the outstanding voting securities of the corporation that is the successor in such merger, consolidation, share exchange or reorganization in substantially the same proportion as their ownership of the voting securities immediately before such merger, consolidation, share exchange or reorganization; (y) a complete liquidation or dissolution of the Company; or (z) the sale or other disposition of all or substantially all of the assets of the Company; or (iii) the majority of members of the Board are replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the Board prior to the date of such appointment or election.
          D. Parachute Payment. If any payment or benefit the Executive would receive pursuant to a Change of Control or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be reduced to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Executive’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order unless the Executive elects in writing a different order (provided, however, that such election shall be subject to Company approval if made on or after the effective date of the event that triggers the Payment): (1) reduction of cash payments, (2) cancellation of accelerated vesting of equity awards, and (3) reduction of employee benefits. In the event that acceleration of vesting of equity award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of the Executive’s equity awards unless the Executive elects in writing a different order for cancellation.
     The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change of Control shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, or is unwilling to perform this function, then the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting or law firm required to be made hereunder.
     The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Executive and the Company within fifteen (15) calendar days after the date on which the Executive’s right to a Payment is triggered (if requested at that time by the Executive or the Company) or such other time as requested by the Executive or the Company. If the accounting or law firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish the Executive and the Company with an opinion reasonably acceptable to the Executive that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting or law firm made hereunder shall be final, binding and conclusive upon the Executive and the Company.
          E. The severance benefits provided Executive under this Paragraph 8 are the only severance benefits to which Executive is entitled upon the termination of his employment with the Company, and no other benefits shall be provided to Executive by the Company pursuant to any other severance plan or program of the Company, except as required by applicable law. Executive acknowledges and agrees that but for his execution of this Agreement, he would not be entitled to the severance benefits provided under this Paragraph 8.
          F. Notwithstanding the foregoing, if the Executive is a specified employee, as defined under Section 409A(a)(2)(B)(i) of the Code, on the date of Executive’s Separation from Service, to the extent that the payments or benefits under this Section 8 are subject to Section 409A of the Code and the delayed payment or distribution of all or any portion of such amounts to which Executive is entitled under Section 8 is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, then such payment or portion thereof shall be paid or distributed to Executive during the thirty (30) day period commencing on the earlier of (a) the expiration of the six-month period commencing on the date of Executive’s Separation from Service or (b) the date of Executive’s death.

PART THREE — MISCELLANEOUS PROVISIONS
     9. Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and shall be binding upon, the Company, its successors and assigns. This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees.
     10. Creditor Status. The benefits to which Executive may become entitled under Part Two of this Agreement shall be paid, when due, from the Company’s general assets, and no trust fund, escrow arrangement or other segregated account shall be established as a funding vehicle for such payments. Executive is not waiving any rights he may have to collect any monies due to Executive under this Agreement in the same manner as any other employee of the Company would have.
     11. Notices.
          A. Any and all notices, demands or other communications required or desired to be given by any party shall be in writing and shall be validly given or made to another party if served either personally or if deposited in the United States mail, certified or registered, postage prepaid, return receipt requested. If such notice, demand or other communication shall be served personally, service shall be conclusively deemed made at the time of such personal service. If such notice, demand or other communication is given by overnight delivery, it shall be conclusively deemed given the day after it was sent addressed to the party to whom such notice, demand or other communication is to be given. If such notice, demand or other communication is given by mail, it shall be conclusively deemed given two (2) days after it was deposited in the United States mail addressed to the party to whom such notice, demand or other communication is to be given. The address for notice for each of the parties shall be as follows:
To the Company:
Biolase Technology, Inc.
Attn: Chairman of the Board of Directors
4 Cromwell
Irvine, California 92618
To Executive:
To the address listed as Executive’s principal residence in the Company’s human resources records and to his principal place of employment with the Company.
          B. Both parties agree that if notice is by mail, then in good faith, the party giving notice will attempt to contact the other by their last known phone number and email address, to ensure notice was received.

          C. Any party may change its address for the purpose of receiving notices, demands and other communications by a written notice given in the described manner to the other party.
     12. Governing Document. Except as otherwise provided or referenced herein, this Agreement constitutes the entire agreement and understanding of the Company and Executive with respect to the terms and conditions of Executive’s employment with the Company and the payment of severance benefits and supersedes all prior and contemporaneous written or verbal agreements and understandings between Executive and the Company relating to such subject matter. This Agreement may only be amended by written instrument signed by Executive and an officer of the Company specifically authorized by the Board for such purpose. Any and all prior agreements, understandings or representations relating to the Executive’s employment with the Company are terminated and cancelled in their entirety and are of no further force or effect.
     13. Governing Law. The provisions of this Agreement will be construed and interpreted under the laws of the State of California applicable to agreements executed and to be wholly performed within the State of California. If any provision of this Agreement as applied to any party or to any circumstance should be adjudged by a court of competent jurisdiction to be void or unenforceable for any reason, the invalidity of that provision shall in no way affect (to the maximum extent permissible by law) the application of such provision under circumstances different from those adjudicated by the court, the application of any other provision of this Agreement, or the enforceability or invalidity of this Agreement as a whole. Should any provision of this Agreement become or be deemed invalid, illegal or unenforceable in any jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision will be stricken and the remainder of this Agreement shall continue in full force and effect.
     14. Arbitration. Any controversy, claim or dispute between the parties directly or indirectly concerning this Agreement, or the breach or subject matter hereof, including, but not limited to, the granting, terms, vesting or exercisability of the Option Shares, shall be finally settled by arbitration held in Orange County, California. The arbitration will be held under the auspices of either the American Arbitration Association (“AAA”) or Judicial Arbitration & Mediation Services, Inc. (“J•A•M•S”), with the designation of the sponsoring organization to be made by the party who did not initiate the claim. The arbitration shall be in accordance with the AAA’s then-current employment arbitration procedures (if AAA is designated) or the then-current J•A•M•S employment arbitration rules (if J•A•M•S is designated). The arbitrator shall be either a retired judge, or an attorney licensed to practice law in the state in which the arbitration is convened (the “Arbitrator”). The Arbitrator shall have jurisdiction to hear and rule on pre-hearing disputes and is authorized to hold pre-hearing conferences by telephone or in person, as the Arbitrator deems necessary. The Arbitrator shall have the authority to entertain a motion to dismiss, demurrer, and/or a motion for summary judgment by any party and shall apply the standards governing such motions under the federal rules of civil procedure applicable in the location of the arbitration. The Arbitrator shall render a written award and opinion which reveals, however briefly, the essential findings and conclusions on which the award is based. The arbitration shall be final and binding upon the parties, except as otherwise provided for by the law applicable to review of arbitration decisions/awards. Either party may bring an action in any court of competent jurisdiction to compel arbitration under this Agreement and/or to enforce an arbitration award. The Company will pay the Arbitrator’s fees and any other fees, costs or expenses unique to arbitration, including the filing fee, the fees and costs of the Arbitrator, and rental of a room to hold the arbitration hearing. However, if Executive is the party initiating the claim, Executive shall be responsible for contributing an amount equal to the filing fee to initiate a claim in the court of general jurisdiction in the state which Executive is (or was last) employed by the Company. The Arbitrator may award reasonable legal fees and/or costs to the prevailing party in any dispute subject to arbitration under this Agreement. Notwithstanding the foregoing either party may seek temporary or preliminary injunction relief in any court of competent jurisdiction if such relief is unavailable or cannot be timely obtained through Arbitration.
     15. Remedies. All rights and remedies provided pursuant to this Agreement or by law shall be cumulative, and no such right or remedy shall be exclusive of any other. A party may pursue any one or more rights or remedies provided by this Agreement or may seek damages or specific performance in the event of another party’s breach or may pursue any other remedy by law or equity, whether or not stated in this Agreement.
     16. Counterparts. This Agreement may be executed in more than one counterpart, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.
     IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the day and year written above.

BIOLASE TECHNOLOGY, INC.

By:
Title:

DAVID M. MULDER

EXHIBIT A TO
DAVID M. MULDER EMPLOYMENT AGREEMENT
DATED AS OF APRIL 29, 2008
LIST OF APPROVED DIRECTORSHIPS

EXHIBIT B TO
DAVID M. MULDER EMPLOYMENT AGREEMENT
DATED AS OF APRIL 29, 2008
BIOLASE TECHNOLOGY, INC.
PROPRIETARY INFORMATION AGREEMENT
As an employee of BioLase Technology, Inc., its subsidiary or its affiliate (together, the “Company”), and in consideration of the compensation now and hereafter paid to me, I agree to the following:
1) Maintaining Confidential Information
     a) Company Information. I agree at all times during the term of my employment and thereafter, except for the benefit of the Company, to hold in the strictest confidence, and not to use or to disclose to any person, firm or corporation without written authorization of the Board of Directors of the Company, any trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any Business of the Company or any of its clients, consultants or licensees.
     b) Former Employer Information. I agree that I will not, during my employment with the Company, improperly use or disclose any proprietary information or trade secrets of my former or concurrent employers or companies, if any, and that, to my knowledge, I will not bring onto the premises of the Company any unpublished document or any property belonging to my former or concurrent employers or companies, if any, unless consented to in writing by said employers or companies.
     c) Third Party Information. I recognize that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree that I owe the Company and such third parties, during the term of my employment and thereafter, a duty to hold all such confidential and proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation (except as necessary in carrying out my work for the Company consistent with the Company’s agreement with such third party) or to use it for the Company’s benefit of anyone other than for the Company or such third party (consistent with Company’s agreement with such third party) without the express written authorization of the Board of Directors of Biolase Technology, Inc.

2) Retaining and Assigning Inventions and Original Works
     a) Inventions and Original Works Assigned to the Company. I agree that I will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and will and hereby do assign to the Company all my right, title, and interest in and to any and all inventions, original works of authorship, developments, improvements or trade secrets which I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time I am in the employ of the Company related to the Business of the Company. For purposes of this Agreement, the “Business of the Company” is defined as the design and manufacture of dental lasers, ophthalmic lasers for Presbyopia, and such other expansions related to the Business of the Company or entirely new markets the Company may enter during the term of my employment. I recognize, however, that Section 2870 of the California Labor Code (as set forth in Exhibit 1 attached hereto) exempts from assignment under this provision any invention as to which I can prove the following:
i)	It was developed entirely on my own time; and

ii)	No equipment, supplies, facilities or trade secrets of the Company were used in its development; and

iii)	It did not relate, at the time of its conception or its reduction to practice, to the Business of the Company or to the Company’s actual or demonstrably anticipated research and development; and

iv)	It did not result from any work performed by me for the Company.
          I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employments and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act (17 USCA, Section 101).
     b) Inventions Assigned to the United States. I agree to assign to the United States government all my right, title, and interest in and to any and all inventions, original works of authorship, developments, improvements or trade secrets whenever such full title is required to be in the United States by a contract between the Company and the United States or any of its agencies.
     c) Obtaining Letters Patent, Copyrights and Mask Work Rights. I agree that my obligation to assist the Company to obtain United States or foreign letters patent, copyrights, or mask work rights covering inventions, works of authorship, and mask works, respectively, assigned hereunder to the Company shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate for time actually spent by me at the Company’s request on such assistance. If the Company is unable because of my mental or physical incapacity or for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign letters patent, copyright, or mask rights covering inventions or other rights assigned to the Company as above, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent, copyrights, and mask work rights with the same legal force and effect as if executed by me. I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any patents, copyrights, or mask work rights resulting from such application assigned hereunder to the Company.
     d) Exception to Assignments. I understand that the provisions of this Agreements requiring assignment to the Company do not apply to any invention which qualifies fully under the provisions of Section 2870 of the California Labor Code, a copy of which is attached hereto as Exhibit 1. I understand that the Company will keep in confidence and will not disclose to third parties without my consent any confidential information disclosed in writing to the Company relating to inventions that qualify fully under the provisions of Section 2870 of the California Labor Code.
3) Returning Company Documents. I agree that to my best efforts, at the time of leaving the employ of the Company, I will deliver to the Company (and will not keep in my possession or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items belonging to the Company, its successors or assigns, which constitutes a trade secret(s) and/or proprietary information of the Company. In the event of the termination of my employment, I agree to sign and deliver the “Termination Certification” attached hereto as Exhibit 2.
4) Representations. I agree to execute any proper oath or verify any proper document required to carry out the terms of this Agreement. I represent that my performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any oral or written agreement in conflict herewith.
5) General Provisions
     a) Governing Law. This Agreement will be governed by the laws of the State of California.
     b) Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this agreement, will be effective unless in writing signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.
     c) Severability. If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.
     d) Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, its assigns, and any third parties for which the company has developed proprietary technology.

     e) At-Will Employment. I acknowledge that this agreement is not intended and does not constitute a contract between me and the Company limiting the rights of either of us to terminate my employment by the Company at any time for any reason with or without cause.
     f) Notification to New Employer. In the event that I leave the employ of the Company, I hereby grant consent to notification by the Company to my new employer about my rights and obligations under this agreement.
Dated as of April 29, 2008

Signature

Name of Employee (typed or printed)

Witness

EXHIBIT 1
TO PROPRIETARY INFORMATION AGREEMENT
CALIFORNIA LABOR CODE SECTION 2870
EMPLOYMENT AGREEMENTS; ASSIGNMENT OF RIGHTS
     “(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:
1)	Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual demonstrably anticipated research or development of the employee.

2)	Result from any work performed by the employee for the employer.
     (b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.”

EXHIBIT 2
TO PROPRIETARY INFORMATION AGREEMENT
BIOLASE TECHNOLOGY, INC.
TERMINATION CERTIFICATION
This is to certify that based on a reasonably diligent search by me, and to the best of my knowledge, I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items which is a trade secret and/or proprietary information belonging to BioLase Technology, Inc., its subsidiaries, affiliates, successors or assigns (together, the “Company”).
I further certify that, to the best of my knowledge, I have complied with all the terms of the Company’s Employee Proprietary Information Agreement signed by me.
I further agree that, in compliance with the Employee Proprietary Information Agreement, I will preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any Business of the Company or any of its clients, consultants or licensees which is proprietary and/or confidential information to the Company.
Date:

(Employee’s Signature)

(Type/Print Employee’s Name)

EXHIBIT C TO
DAVID M. MULDER EMPLOYMENT AGREEMENT
DATED AS OF APRIL 29, 2008
GENERAL RELEASE AND WAIVER OF CLAIMS
     In consideration of the payments and other benefits set forth in the Employment Agreement dated April 29, 2008 (the “Agreement”), to which this form shall be deemed to be attached, David M. Mulder (“Executive”) hereby agrees to the following general release and waiver of claims (“General Release”).
     In exchange for the consideration provided to Executive by the Agreement that Executive is not otherwise entitled to receive, Executive hereby generally and completely releases Biolase Technology, Inc. (the “Company”) and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this General Release. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to Executive’s employment with the Company or the termination of that employment; (2) all claims related to Executive’s compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under Title VII of the 1964 Civil Rights Act, as amended, the Age Discrimination in Employment Act, the California Fair Employment and Housing Act, the Equal Pay Act of 1963, as amended, the provisions of the California Labor Code, the Americans with Disabilities Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Sarbanes-Oxley Act of 2002, and any other state, federal, or local laws and regulations relating to employment and/or employment discrimination. The only exceptions are claims Executive may have for unemployment compensation and worker’s compensation, Base Salary (through the date of termination), outstanding business expenses, unused vacation earned through the date of termination of Executive, claims to accrued and vested benefits under the Company’s employee benefit plans, and claims to the severance benefits which are the consideration for this General Release.
     Executive expressly waives and relinquishes any and all rights and benefits Executive now has or may have in the future under the terms of Section 1542 of the Civil Code of the State of California, which sections reads in full as follows:
A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

Notwithstanding said Code Section, Executive knowingly and voluntarily waives the provisions of Section 1542 as well as any other statutory or common law provisions of similar effect and acknowledges and agrees that this waiver is an essential part of this Agreement.
     Executive acknowledges that, among other rights, Executive is waiving and releasing any rights Executive may have under ADEA, that this General Release is knowing and voluntary, and that the consideration given for this General Release is in addition to anything of value to which Executive was already entitled as an executive of the Company. Executive further acknowledge that Executive has been advised, as required by the Older Workers Benefit Protection Act, that: (a) the General Release granted herein does not relate to claims under the ADEA which may arise after this General Release is executed; (b) Executive has the right to consult with an attorney prior to executing this General Release (although Executive may choose voluntarily not to do so); and (c) Executive has twenty-one (21) days from the date of termination of Executive’s employment with the Company in which to consider this General Release (although Executive may choose voluntarily to execute this General Release earlier, in which case he voluntarily waives the remainder of the twenty-one (21) day period); (d) Executive has seven (7) days following the execution of this General Release to revoke his consent to this General Release; and (e) this General Release shall not be effective until the seven (7) day revocation period has expired.
     Executive acknowledges his continuing obligations under the Proprietary Information and Inventions Agreement and the non-solicitation provisions set forth in Section 6 of the Agreement. Nothing contained in this General Release shall be deemed to modify, amend or supersede the obligations set forth in that agreement.
     By signing this General Release, Executive hereby represents that he is not aware of any affirmative conduct or the failure to act on the part of the Company, its officers, directors, and/or employees concerning the Company’s business practices, its reporting obligations, its customers and/or prospective customers, its products, and/or any other any other aspect of the Company’s business, which Executive has any reason to believe rises to the level of unfair, improper and/or unlawful conduct pursuant to any state or federal law, rule, regulation or order, including, but not limited to, any rule, regulation or decision promulgated or enforced by the Securities and Exchange Commission, or which has been promulgated or enforced by any other state or federal office or administrative body pursuant to the Sarbanes-Oxley Act of 2002.
     With the exception of the terms set forth in the Proprietary Information Agreement and the non-solicitation provisions set forth in Section 6 of the Agreement, this General Release constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and Executive with regard to the subject matter hereof. Executive is not relying on any promise or representation by the Company that is not expressly stated herein and the Company is not relying on any promise or representation by Executive that is not expressly stated herein. This General Release may only be modified by a writing signed by both Executive and a duly authorized officer of the Company.

     The Company and Executive agree that for a period of ten (10) years after Executive’s employment with the Company ceases, they will not, in any communication with any person or entity, including any actual or potential customer, client, investor, vendor, or business partner of the Company, or any third party media outlet, make any derogatory or disparaging or critical negative statements — orally, written or otherwise — against the other, or against the Executive’s estate or affiliates, any of the Company’s directors, officers or employees. The parties acknowledge and agree that the obligation on the part of the Company not to make any derogatory statements as set forth in this paragraph shall only apply to the Company’s officers and directors.
     The parties agree that this General Release does not in any way compromise or lessen Executive’s rights to be indemnified by the Company pursuant to that certain Indemnification Agreement dated April 29, 2008, pursuant to the Company’s by-laws or certificate of incorporation, or otherwise be covered under any applicable insurance policies that Executive would otherwise be entitled to receive and/or be covered by.
     The parties agree that in no way does this General Release preclude Executive from enforcing his ownership rights pertaining to any stock or stock options which may have been purchased by Executive or granted to Executive by the Company pursuant to a written stock option grant and/or as memorialized in a written Board Resolution (and as reported periodically in the Company’s proxy statements).

BIOLASE TECHNOLOGY, INC.
By:
Title:
Dated:
Dated:

DAVID M. MULDER

EXHIBIT D TO
DAVID M. MULDER EMPLOYMENT AGREEMENT
DATED AS OF APRIL 29, 2008
INDEMNIFICATION AGREEMENT
     This Indemnification Agreement (this “Agreement”) is entered into as of April 29, 2008 (the “Effective Date”), by and between BIOLASE TECHNOLOGY, INC., a Delaware corporation (the “Company”), and David M. Mulder (“Indemnitee”).
RECITALS
     A. Indemnitee is either a member of the board of directors of the Company (the “Board of Directors”) or an officer of the Company, or both, and in such capacity or capacities, or otherwise as an Agent (as hereinafter defined) of the Company, is performing a valuable service for the Company.
     B. Indemnitee is willing to serve, continue to serve and to take on additional service for or on behalf of the Company on the condition that he or she be indemnified as herein provided.
     C. It is intended that Indemnitee shall be paid promptly by the Company all amounts necessary to effectuate in full the indemnity provided herein.
     NOW, THEREFORE, in consideration of the premises and the covenants in this Agreement, and of Indemnitee continuing to serve the Company as an Agent and intending to be legally bound hereby, the parties hereto agree as follows:
          1. Services by Indemnitee. Indemnitee agrees to serve as an Agent of the Company. Indemnitee may from time to time also perform other services at the request or for the convenience of, or otherwise benefiting, the Company. Indemnitee may at any time and for any reason resign or be removed from such position (subject to any other contractual obligation or other obligation imposed by operation of law), in which event the Company shall have no obligation under this Agreement to continue Indemnitee in any such position.
          2. Indemnification. Subject to the limitations set forth herein and in Section 7 hereof, the Company hereby agrees to indemnify Indemnitee as follows:
          The Company shall, with respect to any Proceeding (as hereinafter defined) associated with Indemnitee’s being an Agent of the Company, indemnify Indemnitee to the fullest extent permitted by applicable law and the Certificate of Incorporation of the Company in effect on the date hereof or as such law or Certificate of Incorporation may from time to time be amended (but, in the case of any such amendment, only to the extent such amendment permits the Company to provide broader indemnification rights than the law or Certificate of Incorporation permitted the Company to provide before such amendment). The right to indemnification conferred herein and in the Certificate of Incorporation shall be presumed to have been relied upon by Indemnitee in serving or continuing to serve the Company as an Agent and shall be enforceable as a contract right. Without in any way diminishing the scope of the indemnification provided by this Section 2, the Company will indemnify Indemnitee to the full extent permitted by law if and wherever Indemnitee is or was a party or is threatened to be made a party to any Proceeding, including any Proceeding brought by or in the right of the Company, by reason of the fact that Indemnitee is or was an Agent or by reason of anything done or not done by Indemnitee in such capacity, against Expenses (as hereinafter defined) and Liabilities (as hereinafter defined) actually and reasonably incurred by Indemnitee or on his or her behalf in connection with the investigation, defense, settlement or appeal of such Proceeding. In addition to, and not as a limitation of, the foregoing, the rights of indemnification of Indemnitee provided under this Agreement shall include those rights set forth in Sections 3 and 9 below. Notwithstanding the foregoing, the Company shall be required to indemnify Indemnitee in connection with a Proceeding commenced by Indemnitee (other than a Proceeding commenced by Indemnitee to enforce Indemnitee’s rights under this Agreement) only if the commencement of such Proceeding was authorized by the Board of Directors.
          3. Advancement of Expenses. All reasonable Expenses incurred by or on behalf of Indemnitee (including costs of enforcement of this Agreement) shall be advanced from time to time by the Company to Indemnitee within thirty (30) days after the receipt by the Company of a written request for an advance of Expenses, whether prior to or after final disposition of a Proceeding (except to the extent that there has been a Final Adverse Determination (as hereinafter defined) that Indemnitee is not entitled to be indemnified for such Expenses), including, without limitation, any Proceeding brought by or in the right of the Company. The written request for an advancement of any and all Expenses under this paragraph shall contain reasonable detail of the Expenses incurred by Indemnitee. In the event that such written request shall be accompanied by an affidavit of counsel to Indemnitee to the effect that such counsel has reviewed such Expenses and that such Expenses are reasonable in such counsel’s view, then such expenses shall be deemed reasonable in the absence of clear and convincing evidence to the contrary. By execution of this Agreement, Indemnitee shall be deemed to have made whatever undertaking as may be required by law at the time of any advancement of Expenses with respect to repayment to the Company of such Expenses. In the event that the Company shall breach its obligation to advance Expenses under this Section 3, the parties hereto agree that Indemnitee’s remedies available at law would not be adequate and that Indemnitee would be entitled to specific performance.
          4. Surety Bond.
               (a) In order to secure the obligations of the Company to indemnify and advance Expenses to Indemnitee pursuant to this Agreement, the Company shall obtain at the time of any Change in Control (as hereinafter defined) a surety bond (the “Bond”). The Bond shall be in an appropriate amount not less than one million dollars ($1,000,000), shall be issued by a commercial insurance company or other financial institution headquartered in the United States having assets in excess of $10 billion and capital according to its most recent published reports equal to or greater than the then applicable minimum capital standards promulgated by such entity’s primary federal regulator and shall contain terms and conditions reasonably acceptable to Indemnitee. The Bond shall provide that Indemnitee may from time to time file a claim for payment under the Bond, upon written certification by Indemnitee to the issuer of the Bond that (i) Indemnitee has made written request upon the Company for an amount not less than the amount Indemnitee is drawing under the Bond and that the Company has failed or refused to provide Indemnitee with such amount in full within thirty (30) days after receipt of the request, and (ii) Indemnitee believes that he or she is entitled under the terms of this Agreement to the amount that Indemnitee is drawing upon under the Bond. The issuance of the Bond shall not in any way diminish the Company’s obligation to indemnify Indemnitee against Expenses and Liabilities to the full extent required by this Agreement.
               (b) Once the Company has obtained the Bond, the Company shall maintain and renew the Bond or a substitute Bond meeting the criteria of Section 4(a) during the term of this Agreement so that the Bond shall have an initial term of five (5) years, be renewed for successive five-year terms, and always have at least one (1) year of its term remaining.
          5. Presumptions and Effect of Certain Proceedings. Upon making a request for indemnification, Indemnitee shall be presumed to be entitled to indemnification under this Agreement and the Company shall have the burden of proof to overcome that presumption in reaching any contrary determination. The termination of any Proceeding by judgment, order, settlement, arbitration award or conviction, or upon a plea of nolo contendere or its equivalent shall not affect this presumption or, except as determined by a judgment or other final adjudication adverse to Indemnitee, establish a presumption with regard to any factual matter relevant to determining Indemnitee’s rights to indemnification hereunder. If the person or persons so empowered to make a determination pursuant to Section 6 hereof shall have failed to make the requested determination within ninety (90) days after any judgment, order, settlement, dismissal, arbitration award, conviction, acceptance of a plea of nolo contendere or its equivalent, or other disposition or partial disposition of any Proceeding or any other event that could enable the Company to determine Indemnitee’s entitlement to indemnification, the requisite determination that Indemnitee is entitled to indemnification shall be deemed to have been made.
          6. Procedure for Determination of Entitlement to Indemnification.
               (a) Whenever Indemnitee believes that Indemnitee is entitled to indemnification pursuant to this Agreement, Indemnitee shall submit a written request for indemnification to the Company. Any request for indemnification shall include sufficient documentation or information reasonably available to Indemnitee for the determination of entitlement to indemnification. In any event, Indemnitee shall submit Indemnitee’s claim for indemnification within a reasonable time, not to exceed five (5) years after any judgment, order, settlement, dismissal, arbitration award, conviction, acceptance of a plea of nolo contendere or its equivalent, or final determination, whichever is the later date for which Indemnitee requests indemnification. The Secretary or other appropriate officer shall, promptly upon receipt of Indemnitee’s request for indemnification, advise the Board of Directors in writing that Indemnitee has made such request. Determination of Indemnitee’s entitlement to indemnification shall be made not later than ninety (90) days after the Company’s receipt of Indemnitee’s written request for such indemnification, provided that any request for indemnification for Liabilities, other than amounts paid in settlement, shall have been made after a determination thereof in a Proceeding.

               (b) The Company shall be entitled to select the forum in which Indemnitee’s entitlement to indemnification will be heard; provided, however, that if there is a Change in Control of the Company, Independent Legal Counsel (as hereinafter defined) shall determine whether Indemnitee is entitled to indemnification. The forum shall be any one of the following:
                    (i) a majority vote of Disinterested Directors (as hereinafter defined), even though less than a quorum;
                    (ii) Independent Legal Counsel, whose determination shall be made in a written opinion; or
                    (iii) a panel of three (3) arbitrators, one selected by the Company, another by Indemnitee and the third by the first two arbitrators; or if for any reason three (3) arbitrators are not selected within thirty (30) days after the appointment of the first arbitrator, then selection of additional arbitrators shall be made by the American Arbitration Association. If any arbitrator resigns or is unable to serve in such capacity for any reason, the American Arbitration Association shall select such arbitrator’s replacement. The arbitration shall be conducted pursuant to the commercial arbitration rules of the American Arbitration Association now in effect.
          7. Specific Limitations on Indemnification. Notwithstanding anything in this Agreement to the contrary, the Company shall not be obligated under this Agreement to make any payment to Indemnitee with respect to any Proceeding:
               (a) To the extent that payment is actually made to Indemnitee under any insurance policy, or is made to Indemnitee by the Company or an affiliate otherwise than pursuant to this Agreement. Notwithstanding the availability of such insurance, Indemnitee also may claim indemnification from the Company pursuant to this Agreement by assigning to the Company any claims under such insurance to the extent Indemnitee is paid by the Company;
               (b) Provided there has been no Change in Control, for Liabilities in connection with Proceedings settled without the Company’s consent, which consent, however, shall not be unreasonably withheld;
               (c) For an accounting of profits made from the purchase or sale by Indemnitee of securities of the Company within the meaning of Section 16(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or similar provisions of any state statutory or common law; or
               (d) To the extent it would be otherwise prohibited by law, if so established by a judgment or other final adjudication adverse to Indemnitee.

          8. Fees and Expenses of Independent Legal Counsel or Arbitrators. The Company agrees to pay the reasonable fees and expenses of Independent Legal Counsel or a panel of three arbitrators should such Independent Legal Counsel or such arbitrators be retained to make a determination of Indemnitee’s entitlement to indemnification pursuant to Section 6(b) of this Agreement, and to fully indemnify such Independent Legal Counsel or arbitrators against any and all expenses and losses incurred by any of them arising out of or relating to this Agreement or their engagement pursuant hereto.
          9. Remedies of Indemnitee.
               (a) In the event that (i) a determination pursuant to Section 6 hereof is made that Indemnitee is not entitled to indemnification, (ii) advances of Expenses are not made pursuant to this Agreement, (iii) payment has not been timely made following a determination of entitlement to indemnification pursuant to this Agreement or (iv) Indemnitee otherwise seeks enforcement of this Agreement, Indemnitee shall be entitled to a final adjudication in the Court of Chancery of the State of Delaware of the remedy sought. Alternatively, unless (x) the determination was made by a panel of arbitrators pursuant to Section 6(b)(iv) hereof, or (y) court approval is required by law for the indemnification sought by Indemnitee, Indemnitee at Indemnitee’s option may seek an award in arbitration to be conducted by a single arbitrator pursuant to the commercial arbitration rules of the American Arbitration Association now in effect, which award is to be made within ninety (90) days following the filing of the demand for arbitration. The Company shall not oppose Indemnitee’s right to seek any such adjudication or arbitration award. In any such proceeding or arbitration, Indemnitee shall be presumed to be entitled to indemnification and advancement of Expenses under this Agreement and the Company shall have the burden of proof to overcome that presumption.
               (b) In the event that a determination that Indemnitee is not entitled to indemnification, in whole or in part, has been made pursuant to Section 6 hereof, the decision in the judicial proceeding or arbitration provided in paragraph (a) of this Section 9 shall be made de novo and Indemnitee shall not be prejudiced by reason of a determination that Indemnitee is not entitled to indemnification.
               (c) If a determination that Indemnitee is entitled to indemnification has been made pursuant to Section 6 hereof, or is deemed to have been made pursuant to Section 5 hereof or otherwise pursuant to the terms of this Agreement, the Company shall be bound by such determination in the absence of a misrepresentation or omission of a material fact by Indemnitee in connection with such determination.
               (d) The Company shall be precluded from asserting that the procedures and presumptions of this Agreement are not valid, binding and enforceable. The Company shall stipulate in any such court or before any such arbitrator that the Company is bound by all of the provisions of this Agreement and is precluded from making any assertion to the contrary.
               (e) Expenses reasonably incurred by Indemnitee in connection with Indemnitee’s request for indemnification under, seeking enforcement of or to recover damages for breach of this Agreement shall be borne by the Company when and as incurred by Indemnitee irrespective of any Final Adverse Determination that Indemnitee is not entitled to indemnification.

          10. Contribution. To the fullest extent permissible under applicable law, if the indemnification provided for in this Agreement is unavailable to Indemnitee for any reason whatsoever, the Company, in lieu of indemnifying Indemnitee, shall contribute to the amount incurred by Indemnitee, whether for judgments, fines, penalties, excise taxes, amounts paid or to be paid in settlement and/or for Expenses, in connection with any claim relating to an indemnifiable event under this Agreement, in such proportion as is deemed fair and reasonable in light of all of the circumstances of such Proceeding in order to reflect (a) the relative benefits received by the Company and Indemnitee as a result of the event(s) and/or transaction(s) giving cause to such Proceeding; and/or (b) the relative fault of the Company (and its directors, officers, employees and agents) and Indemnitee in connection with such event(s) and/or transaction(s).
          11. Maintenance of Insurance. Upon the Company’s purchase of directors’ and officers’ liability insurance policies covering its directors and officers, then, subject only to the provisions within this Section 11, the Company agrees that so long as Indemnitee shall have consented to serve or shall continue to serve as a director or officer of the Company, or both, or as an Agent of the Company, and thereafter so long as Indemnitee shall be subject to any possible Proceeding (such periods being hereinafter sometimes referred to as the “Indemnification Period”), the Company will use all reasonable efforts to maintain in effect for the benefit of Indemnitee one or more valid, binding and enforceable policies of directors’ and officers’ liability insurance from established and reputable insurers, providing, in all respects, coverage both in scope and amount which is no less favorable than that provided by such preexisting policies. Notwithstanding the foregoing, the Company shall not be required to maintain said policies of directors’ and officers’ liability insurance during any time period if during such period such insurance is not reasonably available or if it is determined in good faith by the then directors of the Company either that:
               (a) The premium cost of maintaining such insurance is substantially disproportionate to the amount of coverage provided thereunder; or
               (b) The protection provided by such insurance is so limited by exclusions, deductions or otherwise that there is insufficient benefit to warrant the cost of maintaining such insurance.
Anything in this Agreement to the contrary notwithstanding, to the extent that and for so long as the Company shall choose to continue to maintain any policies of directors’ and officers’ liability insurance during the Indemnification Period, the Company shall maintain similar and equivalent insurance for the benefit of Indemnitee during the Indemnification Period (unless such insurance shall be less favorable to Indemnitee than the Company’s existing policies).
          12. Modification, Waiver, Termination and Cancellation. No supplement, modification, termination, cancellation or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver.

          13. Subrogation. In the event of payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the Company effectively to bring suit to enforce such rights.
          14. Notice by Indemnitee and Defense of Claim. Indemnitee shall promptly notify the Company in writing upon being served with any summons, citation, subpoena, complaint, indictment, information or other document relating to any matter, whether civil, criminal, administrative or investigative, but the omission so to notify the Company will not relieve it from any liability that it may have to Indemnitee if such omission does not prejudice the Company’s rights. If such omission does prejudice the Company’s rights, the Company will be relieved from liability only to the extent of such prejudice. Notwithstanding the foregoing, such omission will not relieve the Company from any liability that it may have to Indemnitee otherwise than under this Agreement. With respect to any Proceeding as to which Indemnitee notifies the Company of the commencement thereof:
               (a) The Company will be entitled to participate therein at its own expense; and
               (b) The Company jointly with any other indemnifying party similarly notified will be entitled to assume the defense thereof, with counsel reasonably satisfactory to Indemnitee; provided, however, that the Company shall not be entitled to assume the defense of any Proceeding if there has been a Change in Control or if Indemnitee shall have reasonably concluded that there may be a conflict of interest between the Company and Indemnitee with respect to such Proceeding. After notice from the Company to Indemnitee of its election to assume the defense thereof, the Company will not be liable to Indemnitee under this Agreement for any Expenses subsequently incurred by Indemnitee in connection with the defense thereof, other than reasonable costs of investigation or as otherwise provided below. Indemnitee shall have the right to employ Indemnitee’s own counsel in such Proceeding, but the fees and expenses of such counsel incurred after notice from the Company of its assumption of the defense thereof shall be at the expense of Indemnitee unless:
                    (i) the employment of counsel by Indemnitee has been authorized by the Company;
                    (ii) Indemnitee shall have reasonably concluded that counsel engaged by the Company may not adequately represent Indemnitee due to, among other things, actual or potential differing interests; or
                    (iii) the Company shall not in fact have employed counsel to assume the defense in such Proceeding or shall not in fact have assumed such defense and be acting in connection therewith with reasonable diligence; in each of which cases the fees and expenses of such counsel shall be at the expense of the Company.

               (c) The Company shall not settle any Proceeding in any manner that would impose any penalty or limitation on Indemnitee without Indemnitee’s written consent; provided, however, that Indemnitee will not unreasonably withhold his or her consent to any proposed settlement.
          15. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if (a) delivered by hand and receipted for by the party to whom said notice or other communication shall have been directed, (b) delivered by facsimile with telephone confirmation of receipt or (c) mailed by certified or registered mail with postage prepaid, on the third business day after the date on which it is so mailed:
(i)	If to Indemnitee, to the address or facsimile number set forth on the signature page hereto.

(ii)	If to the Company, to: Biolase Technology, Inc. 981 Calle Amanecer San Clemente, California 92673 Attn: Corporate Secretary
or to such other address as may have been furnished to Indemnitee by the Company or to the Company by Indemnitee, as the case may be.
          16. Nonexclusivity. The rights of Indemnitee hereunder shall not be deemed exclusive of any other rights to which Indemnitee may be entitled under applicable law, the Company’s Certificate of Incorporation or bylaws, or any agreements, vote of stockholders, resolution of the Board of Directors or otherwise, and to the extent that during the Indemnification Period the rights of the then existing directors and officers are more favorable to such directors or officers than the rights currently provided to Indemnitee thereunder or under this Agreement, Indemnitee shall be entitled to the full benefits of such more favorable rights.
          17. Certain Definitions.
               (a) “Agent” shall mean any person who is or was, or who has consented to serve as, a director, officer, employee, agent, fiduciary, joint venturer, partner, manager or other official of the Company or a subsidiary or an affiliate of the Company, or any other entity (including without limitation, an employee benefit plan) either at the request of, for the convenience of, or otherwise to benefit the Company or a subsidiary of the Company.

               (b) “Change in Control” shall mean the occurrence of any of the following:
                    (i) Both (A) any “person” (as defined below) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing at least twenty percent (20%) of the total voting power represented by the Company’s then outstanding voting securities and (B) the beneficial ownership by such person of securities representing such percentage has not been approved by a majority of the “continuing directors” (as defined below);
                    (ii) Any “person” is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing at least fifty percent (50%) of the total voting power represented by the Company’s then outstanding voting securities;
                    (iii) A change in the composition of the Board of Directors occurs, as a result of which fewer than two-thirds of the incumbent directors are directors who either (A) had been directors of the Company on the “look-back date” (as defined below) (the “Original Directors”) or (B) were elected, or nominated for election, to the Board of Directors with the affirmative votes of at least a majority in the aggregate of the Original Directors who were still in office at the time of the election or nomination and directors whose election or nomination was previously so approved (the “continuing directors”);
                    (iv) The stockholders of the Company approve a merger or consolidation of the Company with any other corporation, if such merger or consolidation would result in the voting securities of the Company outstanding immediately prior thereto representing (either by remaining outstanding or by being converted into voting securities of the surviving entity) fifty percent (50%) or less of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or
                    (v) The stockholders of the Company approve (A) a plan of complete liquidation of the Company or (B) an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.
          For purposes of Subsection (i) above, the term “person” shall have the same meaning as when used in Sections 13(d) and 14(d) of the Exchange Act, but shall exclude (x) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or of a parent or subsidiary of the Company or (y) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the common stock of the Company.
          For purposes of Subsection (iii) above, the term “look-back date” shall mean the later of (x) the Effective Date and (y) the date twenty-four (24) months prior to the date of the event that may constitute a “Change in Control.”

     Any other provision of this Section 17(b) notwithstanding, the term “Change in Control” shall not include a transaction, if undertaken at the election of the Company, the result of which is to sell all or substantially all of the assets of the Company to another corporation (the “surviving corporation”); provided that the surviving corporation is owned directly or indirectly by the stockholders of the Company immediately following such transaction in substantially the same proportions as their ownership of the Company’s common stock immediately preceding such transaction; and provided, further, that the surviving corporation expressly assumes this Agreement.
               (c) “Disinterested Director” shall mean a director of the Company who is not or was not a party to or otherwise involved in the Proceeding in respect of which indemnification is being sought by Indemnitee.
               (d) “Expenses” shall include all direct and indirect costs (including, without limitation, attorneys’ fees, retainers, court costs, transcripts, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, all other disbursements or out-of-pocket expenses and reasonable compensation for time spent by Indemnitee for which Indemnitee is otherwise not compensated by the Company or any third party) actually and reasonably incurred in connection with either the investigation, defense, settlement or appeal of a Proceeding or establishing or enforcing a right to indemnification under this Agreement, applicable law or otherwise; provided, however, that “Expenses” shall not include any Liabilities.
               (e) “Final Adverse Determination” shall mean that a determination that Indemnitee is not entitled to indemnification shall have been made pursuant to Section 6 hereof and either (1) a final adjudication in the Court of Chancery of the State of Delaware or decision of an arbitrator pursuant to Section 9(a) hereof shall have denied Indemnitee’s right to indemnification hereunder, or (2) Indemnitee shall have failed to file a complaint in a Delaware court or seek an arbitrator’s award pursuant to Section 9(a) for a period of one hundred twenty (120) days after the determination made pursuant to Section 5 hereof.
               (f) “Independent Legal Counsel” shall mean a law firm or a member of a firm selected by the Company and approved by Indemnitee (which approval shall not be unreasonably withheld) or, if there has been a Change in Control, selected by Indemnitee and approved by the Company (which approval shall not be unreasonably withheld), that neither is presently nor in the past five (5) years has been retained to represent: (i) the Company or any of its subsidiaries or affiliates, or Indemnitee or any corporation of which Indemnitee was or is a director, officer, employee or agent, or any subsidiary or affiliate of such a corporation, in any material matter, or (ii) any other party to the Proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term “Independent Legal Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or Indemnitee in an action to determine Indemnitee’s right to indemnification under this Agreement.

               (g) “Liabilities” shall mean liabilities of any type whatsoever including, but not limited to, any judgments, fines, ERISA excise taxes and penalties, penalties and amounts paid in settlement (including all interest assessments and other charges paid or payable in connection with or in respect of such judgments, fines, penalties or amounts paid in settlement) of any Proceeding.
               (h) “Proceeding” shall mean any threatened, pending or completed action, claim, suit, arbitration, alternate dispute resolution mechanism, investigation, administrative hearing or any other proceeding whether civil, criminal, administrative or investigative, that is associated with Indemnitee’s being an Agent of the Company.
          18. Binding Effect; Duration and Scope of Agreement. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns (including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business or assets of the Company), spouses, heirs and personal and legal representatives. This Agreement shall continue in effect during the Indemnification Period, regardless of whether Indemnitee continues to serve as an Agent.
          19. Severability. If any provision or provisions of this Agreement (or any portion thereof) shall be held to be invalid, illegal or unenforceable for any reason whatsoever:
               (a) the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby; and
               (b) to the fullest extent legally possible, the provisions of this Agreement shall be construed so as to give effect to the intent of any provision held invalid, illegal or unenforceable.
          20. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, as applied to contracts between Delaware residents entered into and to be performed entirely within the State of Delaware, without regard to conflict of laws rules.
          21. Consent to Jurisdiction. The Company and Indemnitee each irrevocably consent to the jurisdiction of the courts of the State of Delaware for all purposes in connection with any action or proceeding that arises out of or relates to this Agreement and agree that any action instituted under this Agreement shall be brought only in the state courts of the State of Delaware.
          22. Entire Agreement. This Agreement represents the entire agreement between the parties hereto, and there are no other agreements, contracts or understandings between the parties hereto with respect to the subject matter of this Agreement, except as specifically referred to herein or as provided in Section 16 hereof.

          23. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute one and the same Agreement.
          IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by a duly authorized officer and Indemnitee has executed this Agreement as of the date first above written.

BIOLASE TECHNOLOGY, INC., a Delaware corporation
By:

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Title

INDEMNITEE
Signature:
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Address:

Telephone:
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